UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): January 25, 2013

HealthSouth Corporation
(Exact name of Registrant as specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

001-10315	63-0860407
(Commission File Number)	(IRS Employer Identification No.)

3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243
(Address of Principal Executive Offices, Including Zip Code)
(205) 967-7116
(Registrant's Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Election of Directors.
On January 25, 2013, the Board of Directors (the “Board”) of HealthSouth Corporation (the “Corporation”), unanimously approved an increase in the number of directors of the Corporation to eleven, effective immediately, and, upon the recommendation of its Nominating/Corporate Governance Committee, unanimously approved the appointment of Ms. Leslye G. Katz and Ms. Joan E. Herman as directors to fill the vacant seats, effective immediately. No committee assignments have been determined at this time. The Board found both Ms. Katz and Ms. Herman to be independent for purposes of the listing standards of The New York Stock Exchange and the Corporation's Corporate Governance Guidelines.
Ms. Katz and Ms. Herman will be compensated for their board service in accordance with the standard compensation practices for non−employee directors, which are more fully described in the “Corporate Governance and Board Structure - Compensation of Directors” section of the Corporation's definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 2, 2012.
There are no arrangements or understandings between either Ms. Katz or Ms. Herman and any other person pursuant to which either was selected to serve as a director of the Corporation, nor is either a participant in any related party transactions required to be reported pursuant to Item 404(a) of Regulation S−K.
On January 28, 2013, the Corporation issued a press release, attached hereto as Exhibit 99.1, announcing Ms. Katz's and Ms. Herman's appointments to the Corporation's Board.

ITEM 9.01. Financial Statements and Exhibits.
(d)    Exhibits.
99.1    Press release of HealthSouth Corporation, dated January 28, 2013.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.
HEALTHSOUTH CORPORATION

By:	/S/ JOHN P. WHITTINGTON
	Name:	John P. Whittington
	Title:	Executive Vice President, General Counsel and Corporate Secretary

Dated: January 29, 2013